EXHIBIT 99.1
CHATSWORTH, Calif., Apr 08, 2009 (BUSINESS WIRE) — Capstone Turbine Corporation (NASDAQ:CPST), the world’s leading clean technology manufacturer of microturbine energy systems, today announced that, based on preliminary results for the fourth quarter of fiscal 2009, it lowered cash used substantially from the third quarter. The company also announced the elimination of 22 additional professional positions during March 2009.
Capstone’s cash used during the fourth quarter ended March 31, 2009 was $4.9 million down from $21.6 million for the prior quarter. As part of its working capital plan, the company recently secured a $10 million dollar asset-based line of credit from Wells Fargo Bank, National Association to provide additional working capital. The company’s cash balance as of March 31, 2009 was approximately $19.5 million with $3.7 million outstanding on the line of credit.
As part of the company’s plan to lower future operating expenses, the company further reduced its professional staff by 22 employees on March 23, 2009. This reduction in force was in addition to the previously announced reduction of 19 employees and 16 open positions that took place in February 2009. The company now has 212 employees compared to 216 a year ago prior to the successful launch of the C200 and C1000 products. These two reductions represent approximately $3.7 million in expected annual operating savings.
The information provided in this release should not be viewed in isolation or as a substitute for the more detailed financial information that will be included in the company’s annual report on Form 10-K to be filed on or before June 15, 2009. Information provided herein may not be indicative of the results of operation of the company for the fourth quarter or year ended March 31, 2009. Capstone plans to hold its year end earnings call on June 15, 2009 at 4:45 pm Eastern time.
About Capstone Turbine
Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ:CPST) is the world’s leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped more than 4,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours.
Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro area, Mexico City, Nottingham, Shanghai, Singapore and Tokyo.
“Capstone Turbine Corporation” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.
This press release contains “forward-looking statements,” as that term is used in the federal securities laws, about financial and operating results. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
SOURCE: Capstone Turbine Corporation
Capstone Turbine Corporation
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